Exhibit 99

COMPANY CONTACTS: Spectranetics Corporation Guy Childs, Chief Financial Officer (719) 633-8333	INVESTOR CONTACTS: Westwicke Partners Lynn Pieper 415-202-5678

FOR IMMEDIATE RELEASE

SPECTRANETICS STRENGTHENS VASCULAR PORTFOLIO WITH PURCHASE OF UPSTREAM PERIPHERAL TECHNOLOGIES, LTD

New products minimize radiation exposure and decrease procedure time

COLORADO SPRINGS, Colo. (January 7, 2013) – The Spectranetics Corporation (Nasdaq: SPNC) today announced an agreement to purchase the assets of Upstream Peripheral Technologies, Ltd., an affiliate of ARAN Research Development & Prototypes Ltd., for up-front consideration of $5.5 million with additional milestone payments tied to revenue, manufacturing transfer, and other milestones specified in the asset purchase agreement. Included in the acquisition are unique technologies that expand Spectranetics’ Vascular Intervention portfolio. The products have received U.S. Food and Drug Administration (FDA) 510(k) clearance and have been issued CE certificates. A full launch in the United States and Europe will occur in February 2013.

The Israeli-based Upstream Peripheral Technologies, Ltd products were developed to minimize radiation exposure in peripheral vascular procedures generally and decrease procedure time specifically in retrograde access procedures. The Quick-Access™ Needle Holder is an innovative, easy-to-use device that helps physicians access vessels safely and efficiently. The Quick-Cross Capture™ Guidewire Connector enables physicians to easily, reliably and safely capture and exchange guidewires in retrograde procedures. It works by utilizing a low-pressure balloon which centers the funnel-shaped device within the vessel and captures the guidewire quickly without damaging the wire or the vessel.

The Company expects to generate positive cash flow from the transaction in 2013, excluding the purchase price and related milestone payments. Consistent with past practice, the financial impact will be incorporated into the Company’s guidance following sufficient commercial experience.

“Crossing a chronic total occlusion (CTO) using the retrograde approach can be a very tricky and time-consuming procedure,” said Dr. Donald Jacobs of St. Louis University. “The Quick-Access and the Quick-Cross Capture have made this procedure more predictable and efficient.”

Dr. Andrej Schmidt of Park Hospital Leipzig, Germany, said, "As a busy interventionalist, I worry about constant radiation exposure. I now regularly use the needle holder when I need fluoroscopic guidance for vessel access to keep my hands as far away as possible from the radiation field. Additionally the wire catcher speeds procedure time, further reducing radiation exposure for my patients and me."

Scott Drake, President and Chief Executive Officer of Spectranetics, stated, “This acquisition is a move consistent with our strategy to treat challenging endovascular lesions. The technologies are complementary to our vascular portfolio and enable us to leverage our current call points.”

“We are excited to see our innovations in the hands of physicians to improve patients’ lives. With the strength of its sales force and the strategic focus on lower extremity procedures, Spectranetics is the perfect acquirer of these technologies,” stated Abi Zakai, Chairman of Upstream Peripheral Technologies, Ltd.

About Spectranetics

Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in 40 countries throughout the world and are used to treat arterial blockages in the heart and legs as well as the removal of pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration and thrombectomy catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.

The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 (the Exchange Act), as amended, and the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by that section. Forward-looking statements contained in this release constitute our expectations or forecasts of future events as of the date this release was issued and are not statements of historical fact. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” “enable,” “potential, and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, regulatory or competitive environments, our intellectual property and product development. You are cautioned not to place undue reliance on these forward-looking statements and to note that they speak only as of the date hereof. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements are set forth in the risk factors listed from time to time in our filings with the SEC. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operation. We disclaim any intention or obligation to update or revise any financial projections or forward-looking statements due to new information or other events.
Quick-Cross Capture™ and Quick-Access™ are trademarks of the Spectranetics Corporation.

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